                                                                    EXHIBIT 2.10


                        PREFERRED STOCKHOLDERS AGREEMENT

                         DATED AS OF __________ __, 1997

                                     BETWEEN

                               FORD MOTOR COMPANY

                                       AND

                             TEAM RENTAL GROUP, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

                            DEFINITIONS....................................   1

SECTION 1.1.  Definitions..................................................   1

                                  ARTICLE II

      BUSINESS COMBINATIONS BETWEEN THE COMPANY AND Ford;
            VOTING OF SHARES OF CLASS A COMMON STOCK.......................   8

SECTION 2.1.  Purchases of Equity Securities...............................   8
SECTION 2.2.  Additional Limitations.......................................   9

                                  ARTICLE III

      CONDUCT OF THE COMPANY BUSINESS....................................... 10

SECTION 3.1.  Conduct of the Company Business............................... 10
SECTION 3.2.  Consent Rights................................................ 12
SECTION 4.1.  Transfer of Class A Common Stock.............................. 13


                                   ARTICLE V

      REGISTRATION RIGHTS................................................... 14

SECTION 5.1.  Restrictive Legend............................................ 14
SECTION 5.2.  Notice of Proposed Transfer................................... 15
SECTION 5.3.  Request for Registration...................................... 16
SECTION 5.4.  Incidental Registration....................................... 22
SECTION 5.5.  Registration on Form S-3...................................... 25
SECTION 5.6.  Obligations of the Company.................................... 26
SECTION 5.7.  Furnish Information........................................... 35
SECTION 5.8.  Expenses of Registration...................................... 35
SECTION 5.9.  Underwriting Requirements..................................... 36
SECTION 5.10. Rule 144 and Rule 144A Information............................ 36
SECTION 5.11. Indemnification............................................... 37
SECTION 5.12. Lockup........................................................ 44
SECTION 5.13. Transfer of Registration Rights............................... 45
SECTION 5.14. Selection of Counsel.......................................... 45

                                  ARTICLE VI

      REPRESENTATIONS AND WARRANTIES........................................ 46

SECTION 6.1.  Representations of the Company................................ 46
SECTION 6.2.  Representations of Ford....................................... 48

                                                                            Page
                                                                            ----
                                   ARTICLE VII

                                  MISCELLANEOUS............................. 51

 SECTION 7.1.  Notices...................................................... 51
 SECTION 7.2.  Costs and Expenses........................................... 52
 SECTION 7.3.  Amendment and Modification................................... 52
 SECTION 7.4.  Waivers and Extensions....................................... 53
 SECTION 7.5.  Interpretation............................................... 53
 SECTION 7.6.  Entire Agreement; Third Party
                       Beneficiaries; Assignment............................ 54

 SECTION 7.7.  Severability................................................. 54
 SECTION 7.8.  Governing Law................................................ 55
 SECTION 7.9.  Specific Performance......................................... 55
 SECTION 7.10. Resolution of Disputes....................................... 55
 SECTION 7.11. Consent to Jurisdiction; Waiver of

               Jury Trial........................................... 55

                             INDEX OF DEFINED TERMS

Term                                                                        Page
----                                                                        ----

Acquisition................................................................. 12
Affiliate...................................................................  1
Associate...................................................................  1
Board Action Matter......................................................... 13
Board of Directors..........................................................  1
Business Combination........................................................  1
Class A Common Stock........................................................  2
Class B Common Stock........................................................  2
Common Stock................................................................  2
Common Stock Voting Power...................................................  3
Company ....................................................................  1
Control..................................................................... 53
Equity Security.............................................................  3
Exchange Act................................................................  3
Existing Company Registration Rights........................................  3
Fair Market Value...........................................................  3
Ford........................................................................  1
Ford Affiliate..............................................................  4
Ford's Interest.............................................................  4
Governmental Entity......................................................... 47
Holder......................................................................  4
Indemnified party........................................................... 40
Indemnifying party.......................................................... 40
Initial Percentage..........................................................  4
Initiating Holders.......................................................... 16
Line of Business............................................................  4
Minimum Amount..............................................................  5
NASD........................................................................ 35
New Security................................................................  5
NYSE........................................................................  3
Permitted Acquisition Transaction...........................................  5
Person...................................................................... 53
Preferred Stock.............................................................  6
Protection Period...........................................................  6
Register....................................................................  6
Registered..................................................................  6
Registrable Security........................................................  6
Registration................................................................  6
Response Notice............................................................. 12
SEC.........................................................................  7
Securities Act..............................................................  7
Standstill Period ..........................................................  8
Subsidiary..................................................................  8
Substantial Part............................................................  8
To the Company's knowledge.................................................. 53
Transaction Notice.......................................................... 12
U.S. Corporation............................................................ 46
Unaffiliated Stockholders...................................................  8

                        PREFERRED STOCKHOLDERS AGREEMENT

                  PREFERRED STOCKHOLDERS AGREEMENT, dated as of ________ __, 1997, between FORD MOTOR COMPANY, a Delaware corporation ("Ford"), and TEAM RENTAL GROUP, INC., a Delaware corporation (the "Company").

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.1. Definitions. Capitalized terms used herein which are not otherwise defined have the same meaning as in the Preferred Stock Purchase Agreement. As used in this Agreement, the following terms have the following meanings:

                  (a) "Affiliate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

                  (b) "Associate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

                  (c) "Board of Directors" means the Board of Directors of the Company.

                  (d) "Business Combination" means any one of the following transactions:

                       (i) Any merger or consolidation of the Company
                  or any Subsidiary of the Company with (A) Ford or (B) any other person (other than the Company) which is, or after such merger or consolidation would be, an Affiliate or Associate of Ford;

                       (ii) Any sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition by the Company (in one transaction or a series of transactions) to or with

                  Ford or any Affiliate or Associate of Ford of all or a Substantial Part of the consolidated assets of the Company; or

                    (iii) The adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of Ford or any Affiliate or Associate of Ford; or

                    (iv) Any reclassification of securities
                  (including any reverse stock split), recapitalization of the Company, or any merger or consolidation of the Company with any Subsidiary thereof or any other transaction to which the Company is a party (whether or not with or into or otherwise involving Ford or any Affiliate or Associate of Ford) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any Subsidiary thereof which is directly or indirectly owned by Ford or any Affiliate or Associate of Ford

                  (e) "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

                  (f) "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the Company.

                  (g) "Common Stock" means the Class A Common Stock and/or the Class B Common Stock.

                  (h) "Common Stock Voting Power" means the total number of votes which could be cast in respect of Common Stock at a properly called stockholders meeting.

                  (i) "Equity Security" means any (i) Common Stock, (ii) securities of the Company convertible into or exchangeable for Common Stock, including the Preferred Stock, and (iii) options, rights, warrants and similar securities issued by the Company to acquire Common Stock.

                  (j) "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.

                  (k) "Existing Company Registration Rights" means the registration rights described on Schedule A.

                  (l) "Fair Market Value" means: (i) in the case of a security, the average of the closing sale prices during the thirty day period immediately preceding the date in question of such security on the Composite Tape for New York Stock Exchange ("NYSE") listed stocks or, if such security is not quoted on the Composite Tape, on the NYSE or, if such security is not listed on the NYSE, on the principal United States securities exchange registered under the Exchange Act on which such security is listed or, if such Security is not listed on any such exchange, the average of the closing sale prices or the closing bid quotations of such security during the thirty day period preceding the date of determination on The Nasdaq National Market or any system then in use or, if no such quotations are available, the fair market value on the date in question of such security as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or a security, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

                  (m) "Ford Affiliate" means any person controlled by Ford, controlling, or under common control with, Ford, and any person acting in concert with Ford. Notwithstanding the foregoing, however, the Company shall not be deemed to be an Affiliate of Ford

                  (n) "Ford's Interest" means the percentage of Common Stock Voting Power represented by the shares of Class A Common Stock issuable upon conversion of the Preferred Stock controlled directly or indirectly by Ford and the Ford Affiliates.

                  (o)  "Holder" shall mean any holder of Registrable
         Securities.

                  (p) "Initial Percentage" means the percentage of Common Stock Voting Power represented immediately after the Closing by the shares of Class A Common Stock issuable upon conversion of the Preferred Stock that Ford and the Ford Affiliates acquire from the Company on the Closing Date pursuant to the Preferred Stock Purchase Agreement.

                  (q) "Line of Business" means, with respect to the Company, the business of owning and operating car and truck rental locations, as owner or licensee, parking locations, van pools, used car sales and purchase locations, and any other activities reasonably incidental to the foregoing activities, including owning, operating and licensing computer reservation systems relating thereto.

                  (r) "Minimum Amount" means Registrable Securities representing at least 33% of the Registrable Securities comprising the Initial Percentage; provided that, if, at any time, fewer than such amount of Registrable Securities are held by all Holders, then the Minimum Amount shall be the Registrable Securities held by all such Holders.

                  (s) "New Security" means any Equity Security issued by the Company for cash or cash equivalents; provided that "New Security" shall not include (i) securities issuable upon conversion of any convertible Equity Security, (ii) securities issuable upon exercise of any option, warrant or other similar Equity Security, (iii) securities issuable at any time to employees, directors or consultants of the Company, or any Subsidiary of the Company, pursuant to any employee stock offering, plan, or arrangement approved by the Board of Directors (or an appropriate committee thereof), and (iv) securities issuable in connection with any stock split, stock dividend or recapitalization of the Company.

                  (t) A "Permitted Acquisition Transaction" means either (i) a tender or exchange offer for outstanding shares of Common Stock, (ii) a Business Combination that is conditioned upon approval by Unaffiliated Stockholders holding at least a majority of the shares of Common Stock held by Unaffiliated Stockholders, or (iii) a merger following the consummation of a tender or exchange offer described in clause (i) above pursuant to which Unaffiliated Stockholders would receive consideration identical to that which they would have received had they participated in such tender or exchange offer.

                  (u) "Preferred Stock" means the Series A Preferred Stock of the Company.

                  (v) "Protection Period" means the period commencing on the date hereof and ending on the earliest of (i) nine months following the date hereof, (ii) the date on which Ford's Interest is less than 50% of the Initial Percentage and (iii) if, on the date eight months from the date hereof (the "Eight Month Anniversary"), there shall not be pending a request for registration pursuant to Section 5.3 (including a request in connection with which a registration statement has been declared effective but the Registrable Securities thereunder shall not all have been offered or fully distributed), then, on the Eight Month Anniversary.

                  (w) "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

                  (x) "Registrable Security" shall mean (i) any Equity Security held by Ford that was issued to Ford by the Company pursuant to, or otherwise acquired by Ford in accordance with, the terms of this Agreement or the Preferred Stock Purchase Agreement, (ii) any Equity Security issued as (or issued upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, a Registrable Security, and (iii) any Equity Security issued by way of a stock split of a Registrable Security. For purposes of this Agreement, any Registrable Securities shall cease to be Registrable Securities when (w) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (x) such Registrable Securities shall have been disposed of pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, (y) such Registrable Securities are sold by a person in a transaction in which the rights under the provisions of this Agreement are not assigned, or (z) such Registrable Securities shall cease to be outstanding. In no event shall the Company be required to register the Preferred Stock under the Exchange Act.

                  (y)  "SEC" means the Securities and Exchange
         Commission.

                  (z) "Securities Act" means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

                  (aa) "Standstill Period" means a period of time commencing at the Closing Date and terminating on the first anniversary of the Closing Date.

                  (ab) "Subsidiary" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

                  (ac) A "Substantial Part" of the Company means more than 10% of the Fair Market Value of the total assets of the Company and its Subsidiaries as of the end of its most recent fiscal quarter ending prior to the time the determination is made.

                  (ad) "Unaffiliated Stockholders" means stockholders of the Company other than Ford or Ford Affiliates.

                                   ARTICLE II

               BUSINESS COMBINATIONS BETWEEN THE COMPANY AND Ford;

                    VOTING OF SHARES OF CLASS A COMMON STOCK

                SECTION 2.1. Purchases of Equity Securities. (a)

During the Standstill Period, Ford and the Ford Affiliates shall not (i) directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any Equity Securities whether by tender offer, market purchase, privately negotiated purchase, Business Combination or otherwise, if, immediately after such purchase or acquisition, Ford's Interest would equal or exceed the Initial Percentage, or (ii) directly or indirectly propose or offer to enter into a Business Combination.

                  (b) The prohibitions contained in Section 2.1(a) shall not apply (i) during any period in which Ford's Interest is less than 10%, (ii) to any Permitted Acquisition Transaction following

(A) the commencement by any third party of (1) a bona fide tender or exchange offer to purchase in excess of 20% of the Common Stock Voting Power that the Board of Directors either recommends acceptance of, expresses no opinion and remains neutral toward or is unable to take a position with respect to, (2) a bona fide proposal to acquire all or substantially all of the assets of the Company that the Board of Directors is actively entertaining and the consummation of which would require approval by the Stockholders of the Company pursuant to Section 271 of the Delaware General Corporation Law or (3) a bona fide proposal to enter into any acquisition or other business combination transaction with the Company that the Board of Directors is actively entertaining, in the case of each of clauses (1) through (3), which shall not have been approved in advance by the Company or the Board of Directors, or (B) the Company entering into (or announcing its intention to do so) a definitive agreement, or an agreement contemplating a definitive agreement, for any of the transactions described in clauses (1) through (3) above, or (iii) to any issuance and sale of New Securities by the Company to Ford or an Ford Affiliate.

                  SECTION 2.2. Additional Limitations. During the Standstill Period, Ford and the Ford Affiliates shall not:

                  (a) other than in connection with an election contest to which Rule 14a-11 under the Exchange Act applies, and which is initiated by a third party or which is otherwise approved by the Board of Directors, make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC) or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of the Company, initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other individual, firm, corporation, partnership or other entity to initiate any stockholder proposal;

                  (b) deposit any Equity Securities into a voting trust or subject any Equity Securities to any arrangement or agreement with respect to the voting of such securities or form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Equity Securities; provided that the foregoing shall not prohibit any such action to effectuate the provisions of Section 2.3; or

                  (c) except in connection with a transaction permitted by
         Section 2.1(b) hereof, make any public announcement with respect to a transaction of the type described in Section 2.1(a) hereof.

                                   ARTICLE III

                         CONDUCT OF THE COMPANY BUSINESS

                  SECTION 3.1. Conduct of the Company Business. Subject to Section 3.2, the Company agrees, during the Protection Period, that:

                  (a) the Company shall not, directly or indirectly, issue or sell Equity Securities, except (i) in connection with acquisitions of Budget Licensees (as defined in the Supply Agreement dated __________, 1997 among the Company, Budget Rent A Car Corporation and Ford), (ii) in transactions not required to be registered pursuant to the Securities Act, (iii) in transactions involving the issuance of Equity Securities (other than Common Stock), (iv) issuances to employees, officers or directors of the Company or its subsidiaries pursuant to compensation arrangements or benefit plans existing on the date hereof and (v) issuances pursuant to any other option, right or warrant of the Company outstanding on the date hereof; provided that, in the case of any transaction permitted under clauses (i), (ii) and (iii) above, except as required pursuant to Existing Company Registration Rights, during the Protection Period, no holder of Common Stock issued in connection with, or pursuant to conversion, exchange or exercise of Equity Securities issued in connection with, such transaction (or any transferee thereof) shall have the right to request the Company to register such Common Stock under the Securities Act;

                  (b) the Company shall not acquire control of any person (whether by merger, consolidation, purchase of stock or assets, assumption of liabilities, or otherwise), or any assets or business of any person (an "Acquisition") for cash consideration in excess of $20 million, except that the foregoing shall not prohibit any Acquisition of a Budget Licensee; and

                  (c) the Company shall not make any Acquisition in a transaction involving the issuance of Equity Securities, other than Acquisitions within the Company's Line of Business.

                  SECTION 3.2. Consent Rights. If the Company desires to engage in a transaction prohibited by Section 3.1, then the Company shall request Ford's consent to such transaction by giving notice to Ford in writing (which notice shall provide reasonable detail concerning the proposed transaction so that Ford can reasonably evaluate such proposed transaction) (a "Transaction Notice"). Ford shall have seven days from the date of its receipt of a Transaction Notice to evaluate the proposed transaction. If Ford shall not have notified the Company in writing (any such notice, a "Response Notice") on or prior to the seventh day following the date of its receipt of the Transaction Notice that Ford (i) does not consent to the proposed transaction or (ii) requires additional time to evaluate the proposed transaction, then Ford shall be deemed to have consented to the proposed transaction. If Ford delivers a Response Notice and it contains the response indicated in clause (ii) above, then such

Response Notice shall also indicate in good faith whether consent to the proposed action would require approval by Ford's Board of Directors or any committee thereof (a "Board Action Matter"). If a Response Notice indicates that the proposed transaction is a Board Action Matter, then Ford shall have 30 days from the date of the Response Notice to notify the Company in writing that it does not consent to the proposed transaction. If a Response Notice does not indicate that the proposed transaction is a Board Approval Matter, then Ford shall have 7 days from the date of the Response Notice to notify the Company in writing that it does not consent to the proposed transaction. If no such notice is delivered to the Company within such 30-day or 7-day period, as the case may be, then Ford shall be deemed to have consented to the proposed transaction. Notwithstanding anything to the contrary in this Section 3.2, Ford shall use reasonable efforts to respond to any Transaction Notice as promptly as practicable after its receipt thereof and shall act reasonably in withholding its consent, provided that it shall have received information with regard to a proposed transaction reasonable for it to be able to properly evaluate it.

                                   ARTICLE IV

                            TRANSFER OF COMMON STOCK

                  SECTION 4.1. Transfer of Class A Common Stock. (a) Ford will not, and will not permit any Ford Affiliate to, directly or indirectly sell, transfer or otherwise dispose of any Equity Securities, except (i) pursuant to a registered underwritten public offering in accordance with Article V,

(ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, (iii) to the Company or a Subsidiary thereof, or (iv) to a Ford Affiliate (or any Associate of Ford or a Ford Affiliate).

                  (b) Proposed transfers of Equity Securities that are not in compliance with this Article IV shall be of no force or effect and the Company shall not be required to file a registration statement under the Securities Act in connection with such proposed transfers.

                                    ARTICLE V

                               REGISTRATION RIGHTS

                  SECTION 5.1. Restrictive Legend. Each certificate representing Registrable Securities shall, except as otherwise provided in this Section 5.1 or in Section 5.2, be stamped or otherwise imprinted with a legend substantially in the following form:

                  "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company (it being agreed that Simpson Thacher & Bartlett or the Assistant General Counsel of Ford shall be satisfactory) the securities being sold thereby may be publicly sold without registration under the Securities Act.

                  SECTION 5.2. Notice of Proposed Transfer. Prior to any proposed transfer of any Registrable Securities (other than under the circumstances described in Section 5.3, 5.4 or 5.5), the Holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company (it being agreed that Simpson Thacher & Bartlett or the Assistant General Counsel of Ford shall be satisfactory) to the effect that the proposed transfer does not violate the terms of this Agreement and that the proposed transfer may be effected without registration under the Securities Act, whereupon the Holder of such security shall be entitled to transfer such security in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to an Ford Affiliate. Each certificate for Registrable Securities transferred as above provided shall bear the legend set forth in Section 5.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 5.2 shall not apply to securities that are not required to bear the legend prescribed by Section 5.1 in accordance with the provisions of that Section.

                  SECTION 5.3. Request for Registration. (a) At any time, and from time to time, on and after the date hereof, any of the Holders (the "Initiating Holders") may request in a written notice that the Company file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of at least the Minimum Amount of Registrable Securities in the manner specified in such notice; provided that, at the time of such request, such Holders shall have a good faith intention to offer and sell pursuant to such registration statement at least the Minimum Amount of Registrable Securities. Following receipt of any notice under this Section 5.3 the Company shall (x) within ten days notify all other Holders of such request in writing and (y) thereupon will, as expeditiously as possible, use its best efforts to cause to be filed for registration under the Securities Act all Registrable Securities that the Initiating Holders and such other Holders have, within ten days after the Company has given such notice, requested to be registered in accordance with the manner of disposition specified in such notice by the Initiating Holders; provided, however, that, if (i) (A) the Company is in possession of material non-public information, (B) the Board of Directors of the Company determines in good faith that disclosure of such material non-public information would not be in the best interests of the Company and its stockholders and (C) the Board of Directors of the Company or the Chief Executive Officer or the Chief Financial Officer of the Company determines (based on advice of counsel) that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information, or (ii) the Company has made a public announcement relating to an acquisition or business combination transaction including the Company and/or one or more of its subsidiaries (A) that is material to the Company and its subsidiaries taken as a whole (and for such purpose no transaction shall be deemed material unless, on a pro forma basis and after giving effect thereto, consolidated assets or consolidated revenues of the Company and its subsidiaries as of the end of or for the most recently completed fiscal year would be increased by at least 10%) and (B) the Board of Directors of the Company or the Chief Executive Officer or the Chief Financial Officer of the Company determines in good faith that offers and sales of Registrable Securities prior to the consummation of such transaction (or such earlier date as the Board of Directors or the Chief Executive Officer or the Chief Financial Officer of the Company shall determine) is not in the best interests of the Company and its stockholders, then the Company shall not be required to file a registration statement until the earlier of (x) the second day after the conditions in clause (i) or (ii) have ceased to exist and (y) the 30th day following receipt by the Company of the notice from the Initiating Holders under this Section 5.3; provided, further, that, (I) notwithstanding anything to the contrary contained herein, the Company shall not be required to cause any such registration statement to be declared effective prior to the date which is three months from the date hereof and (II) the Company shall not be required to file more than four registration statements in response to requests pursuant to this Section 5.3. Notwithstanding clause (II) of the second proviso to the immediately preceding sentence, after the third month from the date hereof, if (1) a Transaction Notice is received by Ford from the Company pursuant to Section 3.2, (2) Ford rejects the proposal included in such Transaction Notice and (3) within three months of the date of receipt of the Transaction Notice (such three-month period, the "Demand Period"), the Holders do not make a registration request under Section 5.3 (provided that such a registration request shall be deemed to have been made by the Holders during the Demand Period if such a registration request was already pending at the time the Company's request was made, including a registration request in which a registration statement has been declared effective but the Registrable Securities thereunder shall not all have been offered or fully distributed), then the number of registration requests that may be made by the Holders pursuant to Section 5.3 as to which the Company will be required to pay expenses pursuant to Section 5.8 shall be reduced by one; provided that at least one right to make a registration request under Section 5.3 shall always be paid by the Company; and provided, further, that any further Transaction Notice received from the Company during any Demand Period shall not lead to a reduction of the number of registration requests under Section 5.3 that may be made by the Holders and shall not cause another Demand Period to commence whether or not Ford rejects the proposal included by the Company in such Transaction Notice.

                  (b) If the Initiating Holders intend to have the Registrable Securities distributed by means of an underwritten offering, the Company shall include such information in the written notice referred to in clause (x) of
Section 5.3(a) above. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwritten offering and the inclusion of such Holder's Registrable Securities in the underwritten offering to the extent provided below. All Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters. The lead managing underwriter shall be selected by a majority in interest of the Initiating Holders and any co-managing underwriters shall be selected jointly by a majority in interest of the Initiating Holders and the Company, each acting reasonably. No Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the statements contained in the registration statement that were supplied by such Holder in writing expressly for use therein, the Registrable Securities of such Holder and such Holder's intended method of distribution and any other representations required by law or reasonably required by the underwriter. If any Holder of

Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw all its Registrable Securities by written notice to the Company, the managing underwriter and the Initiating Holders. The securities so withdrawn also shall be withdrawn from registration.

                  (c) Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to effect a registration pursuant to this Section 5.3 during the period starting with the date of filing by the Company of, and ending on a date 90 days following the effective date of, (i) any other registration statement requested under this Section 5.3 or Section 5.5 or (ii) a registration statement pertaining to a public offering of securities for the account of the Company or on behalf of the selling stockholders under any other registration rights agreement, in each case which the Holders have been entitled to join pursuant to Section 5.4 and, in the case of clause (ii) only, pursuant to which the Holders have had the opportunity to sell all Registrable Securities which the Holders desired to sell thereunder; provided that (x) the Company shall actively employ in good faith all reasonable efforts to cause any such registration statement referred to in clause (i) or (ii) above to become effective as soon as possible and (y) with respect to any such registration statement involving an underwritten offering, the 90 day period referred to above may be reduced or waived in the discretion of the managing underwriter for such offering.

                  (d) A registration requested pursuant to this Section 5.3 shall not be deemed to have been effected pursuant to this Section 5.3 for purposes of Section 5.8 unless (i) it has been declared effective by the SEC,
(ii) it has remained effective for the period set forth in Section 5.6(a), and
(iii) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the SEC.

                  (e) Subject to the following sentence, if a requested registration pursuant to this Section 5.3 involves an underwritten offering and the lead managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Securities) exceeds the number that can reasonably be sold in such offering, the Company will first include in such registration all the Registrable Securities requested to be included in such registration by the Initiating Holders. In the event that the number of Registrable Securities requested to be included in such registration exceeds the number which, in the opinion of such lead managing underwriter, may reasonably be sold, the number of such Registrable Securities to be included in such registration shall not exceed the number of Registrable Securities that the lead managing underwriter advises can reasonably be sold and shall be allocated pro rata among all Initiating Holders on the basis of the relative number of shares of Registrable Securities then held by each such Holder (provided that any shares hereby allocated to any such Holder that exceed such Holder's request shall be reallocated among the remaining requesting Holders in like manner). In the event that the number of Registrable Securities requested to be included in such registration is less than the number which, in the opinion of the lead managing underwriter, may reasonably be sold, the Company may include in such registration any securities the Company wishes to sell up to the number of securities that, in the opinion of the lead managing underwriter, may reasonably be sold. During the Protection Period, the Company will not, except as required pursuant to Existing Company Registration Rights, include in any requested registration pursuant to this Section 5.3 any securities which are not Registrable Securities (other than securities to be issued and sold by the Company) without the prior written consent of the holders of at least a majority of the Registrable Securities included in such registration.

                  SECTION 5.4. Incidental Registration. Subject to Section 5.9, if at any time the Company determines that it shall file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 or any successor or similar forms) on any form that also would permit the registration of the Registrable Securities and such filing is to be on its behalf and/or on behalf of selling holders of its securities for the general registration of Common Stock to be sold for cash, the Company shall each such time promptly give each Holder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than thirty days from the date of such notice, and advising each Holder of its right to have Registrable Securities included in such registration. Upon the written request of any Holder received by the Company no later than fifteen days after the date of the Company's notice, the Company shall use its best efforts to cause to be included for registration under the Securities Act all of the Registrable Securities that each such Holder has so requested to be registered; provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holder to request such registration to be effected as a registration under Section 5.3. If, in the written opinion of the lead managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of the Company), the total number of such securities to be so registered, including such Registrable Securities, will exceed the maximum number of the Company's securities that can reasonably be sold, then the Company shall include in such registration (i) first, all the securities the Company proposes to sell for its own account or is required to register on behalf of any third party exercising rights similar to those granted in Section 5.3(a) up to such maximum number, and (ii) second, to the extent that the number of securities which the Company proposes to sell for its own account or is required to register on behalf of any third party exercising rights similar to those granted in Section 5.3(a) is less than the number of equity securities which the Company has been advised can reasonably be sold, all Registrable Securities requested to be included in such registration by the Holders pursuant to this Section 5.4 and all shares of Common Stock requested to be included by third parties exercising the rights similar to those granted in this Section 5.4; provided that if the number of Registrable Securities and other shares of Common Stock requested to be included in such registration by the Holders pursuant to this Section 5.4 and third parties exercising rights similar to those granted in this Section 5.4, together with the number of securities to be included in such registration pursuant to clause (i) of this Section 5.4, exceeds the number which the Company has been advised can reasonably be sold in such offering, the number of such Registerable Securities requested to be included in such registration by the Holders pursuant to this Section 5.4 shall, except to the extent required under the Existing Company Registration Rights, be limited to such extent and shall be allocated pro rata among all such requesting Holders and third parties exercising rights similar to those granted in this

Section 5.4 on the basis of the relative number of Registrable Securities each such Holder has requested to be included in such registration and the number of shares of Equity Securities requested to be included in such registration by such third parties.

                  SECTION 5.5. Registration on Form S-3. If at any time (a) any Holder requests in writing that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Securities held by such requesting Holder and (b) the Company is a registrant entitled to use Form S-3 or any successor thereto, then the Company shall use its best efforts to cause to be filed for registration under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such request, including, without limitation, pursuant to Rule 415 under the Securities Act, the Registrable Securities specified in such request. Whenever the Company is required by this Section 5.5 to use its best efforts to cause to be filed for registration Registrable Securities, each of the limitations, procedures and requirements of Section 5.3(b), (c), (e) and (f) (including but not limited to the requirement that the Company notify all Holders from whom a request has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration. Any underwritten offering of Registrable Securities pursuant to a registration statement filed under this
Section 5.5 which permits offers and sales pursuant to Rule 415 under the Securities Act shall, in each case, be for the Minimum Amount of Registrable Securities. Any registration requested pursuant to this Section 5.5 shall be considered a request pursuant to Section 5.3.

                  SECTION 5.6. Obligations of the Company. Whenever required under Section 5.3 or Section 5.5 to use its best efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

                  (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter;

                  (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement, and furnish to the Holders of the Registrable Securities copies of any such amendments and supplements prior to their being used or filed with the SEC;

                  (c) furnish to the Holders such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request and make available for inspection by the parties referred to in Section 5.6(d) below such financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such Section, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act;

                  (d) provide (i) the Holders of the Registrable Securities to be included in such registration statement, (ii) the underwriters (which term, for purposes of this Agreement, shall include a person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, thereof, (iii) the sales or placement agent, if any, therefor, (iv) counsel for such underwriters or agent, and (v) not more than one counsel for all the Holders of such Registrable Securities, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment or supplement thereto;

                  (e) use its best efforts to file for registration or qualification the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Securities covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to register or qualify to do business in, or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (e) be obligated to do so, or to take any action that would subject it to taxation in an amount greater than it would be subject but for the requirements of this paragraph; and provided further that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;

                  (f) promptly notify the selling Holders of Registrable Securities, the sales or placement agent, if any, therefor and the managing underwriter or underwriters, if any, thereof and confirm such advice in writing, (i) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any comments by the SEC or by any Blue Sky or securities commissioner or regulator of any state with respect thereto or any request by the SEC for amendments or supplements to such registration statement or prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for that purpose, (iv) if at any time the representations and warranties of the Company contained in any underwriting agreement or other customary agreement cease to be true and correct in all material respects or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

                  (g) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement or any post-effective amendment thereto at the earliest practicable date;

                  (h) promptly notify each Holder for whom such Registrable Securities are covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included or incorporated by reference in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make, in light of the circumstances under which they were made, the statements therein not misleading, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make, in light of the circumstances under which they were made, the statements therein not misleading;

                  (i) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 5.3 or
         Section 5.5, if the method of distribution is by means of an underwriting, on the date that the Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (1) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request and, if such accountants refuse to deliver such letters to such Holders, then to the Company (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included or incorporated by reference in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

                  (j) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form, including, without limitation, customary indemnification provisions substantially consistent with Section 5.11 and, to the extent required by the underwriters, customary lockup provisions substantially consistent with Section 5.12) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the registration statement;

                  (k) use its reasonable best efforts to obtain the consent or approval of each governmental agency or authority, whether federal, state or local, which may be required to effect registration or the offering or sale in connection therewith or to enable the selling Holder or Holders to offer, or to consummate the disposition of, their Registrable Securities;

                  (l) cooperate with the Holders of the Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall conform to the requirements of The Nasdaq National Market or any securities exchange on which the Registrable Securities are then listed or admitted to trading and shall not bear any restrictive legends; and, in the case of an underwritten offering, enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of the Registrable Securities;

                  (m) otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen months after the effective date of the registration statement, an earnings statement covering the period of at least twelve months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                  (n) use its reasonable best efforts to list the Registrable Securities covered by such registration statement with any securities exchange or quotation system on which the Class A Common Stock of the Company is then listed or quoted; and

                  (o) use its best efforts to make available the executive officers of the Company to participate with the Holders of Registrable Securities and any underwriters in any "road shows" or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities.

For purposes of Sections 5.6(a) and 5.6(b), and with respect to (i) registration required pursuant to Section 5.3, (A) the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it and (B) the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and 180 days (or such shorter period as may be required in the underwriting agreement) after the effective date thereof and (ii) registrations required pursuant to Section 5.5, the period of distribution of Registrable Securities in any registration (firm commitment underwritten or otherwise) shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and two years after the effective date thereof.

         Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in clause (h) of this Section 5.6, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by clause (h) of this
Section 5.6, and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; provided, however, that any period of time during which a Holder must discontinue disposition of Registrable Securities shall not be included in the determination of a period of distribution for purposes of Section 5.6(a) and
Section 5.6(b).

         SECTION 5.7. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

         SECTION 5.8. Expenses of Registration. All expenses incurred in connection with (i) each registration or attempted registration pursuant to
Section 5.4, (ii) the first three registrations effected pursuant to Section 5.3 or 5.5 and (iii) any attempted registration (or partial registration deemed not to have been effected pursuant to Section 5.3 or 5.5 by operation of Sections 5.3(d) or (e)) occurring prior to the third registration effected pursuant to
Section 5.3 or 5.5 of this Agreement, excluding underwriters' discounts and commission, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. (the "NASD") or listing fees, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration and other reasonable out-of-pocket expenses of Holders, shall be paid by the Company. The foregoing provisions with respect to expenses shall in no way limit the rights of the Holders to request registration pursuant to Sections 5.3 and 5.5 or the number of registrations which may be requested thereunder.

         SECTION 5.9. Underwriting Requirements. In connection with any underwritten offering, the Company shall not be required under Section 5.4 to include Registrable Securities in such underwritten offering unless the Holders of such Registrable Securities accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company.

         SECTION 5.10. Rule 144 and Rule 144A Information. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, at all times, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                  (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                  (c) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration.

         SECTION 5.11. Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

                  (a) The Company shall indemnify and hold harmless each Holder, such Holder's directors and officers, and each person, if any, who controls such Holder or participating person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of a material fact contained in such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnity agreement contained in this
         Section 5.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further that the Company shall not be liable to any Holder, such Holder's directors and officers or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder's directors and officers or controlling person; provided, further, that as to any preliminary prospectus or any final prospectus this indemnity agreement shall not inure to the benefit of any Holder, such Holder's directors and officers or controlling persons on account of any losses, claims, damages or liability arising from the sale of Class A Common Stock to any person by such Holder if such Holder or its representatives failed to send or give a copy of the final prospectus or a prospectus supplement, as the case may be (excluding documents incorporated by reference therein), as the same may be amended or supplemented, to that person within the time required by the Securities Act, and the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in such preliminary prospectus or final prospectus was corrected in the final prospectus or such prospectus supplement, as the case may be (excluding documents incorporated by reference therein), unless such failure resulted from non-compliance by the Company with Section 5.6(c). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder's directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder.

                  (b) Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities

         Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Holders but only with reference to written information relating to such Holder furnished to the Company expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this
         Section 5.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided further that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Securities covered by such registration statement.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or
         (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Holders, in the case of parties indemnified pursuant to the second preceding paragraph, and by the Company, in the case of parties indemnified pursuant to the first preceding paragraph. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

                  (d) If the indemnification provided for in the first or second paragraph of this Section 5.11 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.11(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5.11, no Holder shall be required to contribute any amount in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities covered by such registration statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 5.11 are not exclusive and shall not limit any right or remedies that may otherwise be available to any indemnified party at law or in equity.

                  SECTION 5.12. Lockup. Each Holder shall, in connection with any registration of the Company's securities, upon the request of the Company or the underwriters managing any underwritten offering of such securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Securities (other than that included in the registration) without the prior written consent of the managing underwriter for such period of time (not to exceed 90 days) from the effective date of such registration as the Company or the underwriters may specify; provided, however, that, to the extent required by the underwriters in an underwritten offering, all executive officers and directors of the Company (other than executive officers and directors owning an aggregate of less than 1% of the outstanding

Common Stock as of the effective date of such registration statement) shall also have agreed not to effect any sale, disposition or distribution of any Registrable Securities under the circumstances and pursuant to the terms set forth in this Section 5.12.

          SECTION 5.13. Transfer of Registration Rights. The registration rights of any Holder under this Agreement with respect to the Registrable Securities may be transferred to any transferee of such Registrable Securities who acquires any Registrable Securities of any Holder; provided, that (i) the transferring Holder shall give the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred, (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound as a Holder by the provisions of this Article V, and (iii) immediately following such transfer the further disposition of such securities by such transferee is restricted under the Securities Act.

          SECTION 5.14. Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Sections 5.3, 5.4 and 5.5 hereof, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 6.1. Representations of the Company. The Company represents and warrants as follows:

                  (a) Due Organization of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and, with respect to those Subsidiaries of the Company organized under the laws of one of the states of the United States of America or the District of Columbia (a "U.S. Corporation"), is in good standing as a domestic corporation under the laws of the state of its organization with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted. Each of the Subsidiaries of the Company which is a U.S. Corporation is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified as required would not prevent or materially hinder or delay the ability of the Company to perform its obligations hereunder.

                  (b) Validity of Agreement. The Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Ford, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) Consents and Approvals; No Violations. The execution, delivery or performance of this Agreement by the Company will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) require the Company or any of its Subsidiaries to make any filing with, or the Company or any of its Subsidiaries to obtain any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "Governmental Entity"), except for filings with any Governmental Entity in connection with an offering of securities pursuant to Article V hereof, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, concession agreement, franchise agreement, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses
         (ii), (iii) and (iv), for failures to make filings, or to obtain permits, authorizations, consents or approvals, or violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not prevent or materially hinder or delay the ability of the Company to perform its obligations hereunder.

                  (d) Litigation. There is no action, suit or proceeding before or by any Governmental Entity, domestic or foreign, now pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries which, if adversely determined, would prevent or materially hinder or delay the ability of the Company to perform its obligations under this Agreement.

                  SECTION 6.2. Representations of Ford. Ford represents and warrants as follows:

                  (a)  Due Organization of Ford and its Subsidiaries.
         Each of Ford and its Subsidiaries is a corporation duly organized, validly existing, and, with respect to those Subsidiaries of Ford which are U.S. Corporations, is in good standing as a domestic corporation under the laws of the state of its organization with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted. Each of the Subsidiaries of Ford which is a U.S. Corporation is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified as required would not prevent or materially hinder or delay the ability of Ford to perform its obligations hereunder.

                  (b) Validity of Agreement. Ford has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Ford have been duly authorized by all necessary corporate action on the part of Ford. This Agreement has been duly executed and delivered by Ford and, assuming due authorization, execution and delivery by Ford, constitutes a legal, valid and binding obligation of Ford enforceable against it in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) Consents and Approvals; No Violations. The execution, delivery or performance of this Agreement by Ford will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of Ford or any of its Subsidiaries, (ii) require Ford or any of its Subsidiaries to make any filing with, or Ford or any of its Subsidiaries to obtain any permit, authorization, consent or approval of, any Governmental Entity, except for filings with any Governmental Entity in connection with an offering of securities pursuant to Article V hereof, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, concession agreement, franchise agreement, license, contract, agreement or other instrument or obligation to which Ford or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Ford or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii), (iii) and (iv), for failures to make filings, or to obtain permits, authorizations, consents or approvals, or violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not prevent or materially hinder or delay the ability of Ford to perform its obligations hereunder.

                  (d) Litigation. There is no action, suit or proceeding before or by any Governmental Entity, domestic or foreign, now pending or, to Ford's knowledge, threatened against Ford or any of its Subsidiaries which, if adversely determined, would prevent or materially hinder or delay the ability of Ford to perform its obligations under this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

                  SECTION 7.1. Notices. All notices, requests, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given (unless otherwise specifically provided in any Section of this Agreement) if delivered as follows:

                  If to Ford:

                  Ford Motor Company
                  The American Road
                  Dearborn, Michigan  48121
                  Attention:  Secretary
                  Fax:  (313) 337-9591
                  Tel:  (313) 323-2260

                           -and-

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017-3954
                  Attention:  David J. Sorkin, Esq.
                  Fax:  (212) 455-2502
                  Tel:  (212) 455-2000

                  If to the Company:

                  Team Rental Group, Inc.
                  125 Basin Street, Suite 210
                  Daytona Beach, Florida  32114
                  Attention:  Chief Executive Officer
                  Fax:  (904) 238-7461
                  Tel:  (904) 238-7035

                  with a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia  30303
                  Attention:  John J. Kelley III, Esq.
                  Fax:  (404) 572-5100
                  Tel:  (404) 572-4600

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger, (ii) on the business day following the business day on which delivered to a recognized courier service if sent by overnight courier, or
(iii) on the fifth business day after the mailing thereof if sent by mail. Notices may also be delivered by fax, provided that any such notice also is delivered in a manner contemplated by clause (i), (ii) or (iii) above.

                  SECTION 7.2. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in Article V.

                  SECTION 7.3.  Amendment and Modification.  This
Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

         SECTION 7.4. Waivers and Extensions. Each party to this Agreement may waive any right of such party or any breach or default of the other party to this Agreement or conditions to its own obligations; provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

         SECTION 7.5. Interpretation. (a) Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

         (b) Whenever the phrase "to the Company's knowledge" is used in this Agreement, such phrase means the actual knowledge of the persons listed on
Schedule 8.6.

         (c) The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         (d) The term "person" means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, Governmental Entity or other entity.

         SECTION 7.6. Entire Agreement; Third Party Beneficiaries; Assignment. This Agreement: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto and any Holder any rights or remedies hereunder. Except as otherwise provided in Section 5.13, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon the parties and their respective successors and assigns.

         SECTION 7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement in accordance with
Section 7.3 so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

         SECTION 7.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         SECTION 7.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any material provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the material terms hereof, in addition to any other remedy at law or equity.

         SECTION 7.10. Resolution of Disputes. If a dispute arises between the parties relating to this Agreement, then the parties hereto (and Ford, as a third party beneficiary of the provisions of this Agreement) shall implement the procedures set forth in Section 8.11 of the Preferred Stock Purchase Agreement, subject to the provisions thereof.

         SECTION 7.11. Consent to Jurisdiction; Waiver of Jury Trial. (a) Subject to Section 7.10, each of the parties hereto:

                  (i) consents to submit itself to the personal jurisdiction of
         (A) the United States District Court for the Eastern District of Michigan in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have jurisdiction with respect to such dispute and (B) the Courts of the State of Michigan otherwise;

                  (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

                  (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; and

                  (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 7.1 or at such other address of which the other party shall have been notified pursuant thereto; and

                  (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         (B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   TEAM RENTAL GROUP, INC.

                                   By: /s/ Sanford Miller
                                       -------------------------------------
                                       Name:  Sanford Miller
                                       Title: Chairman and Chief
                                              Executive Officer

                                   FORD MOTOR COMPANY

                                   By: /s/ J.M. Devine
                                       -------------------------------------
                                       Name:  J.M. Devine
                                       Title: Executive Vice President
                                              and Chief Financial Officer

                        PREFERRED STOCKHOLDERS AGREEMENT

                                   SCHEDULE A

                    BUYER'S OUTSTANDING REGISTRATION RIGHTS

         1. Registration Rights Agreement dated as of August 25, 1994 between buyer and the Individuals listed therein, as amended by First Amendment to Registration Rights Agreement dated as of November 1, 1994, as amended by First Amendment to Registration Rights Agreement, dated as of November 1, 1994.

         2. Registration Rights Agreement dated as of March 8, 1995 between Buyer and James Salatto.

         3. Registration Rights Agreement dated as of October 20, 1995 between Buyer and Budget Rent A Car of Southern California (BRAC-OPCO).

         4. Registration Rights granted pursuant to Warrant dated as of April 26, 1996 to purchase 187,500 shares of Class A Common Stock Granted to NationsBank.

         5. Registration Rights Agreement dated as of December 18, 1996 between Buyer and the holders of 7.0% Convertible Subordinated Notes due 2003.

         6. Registration Rights granted pursuant to Warrant dated as of August 24, 1994 to purchase 175,000 shares of Class A Common Stock granted to Budget Rent A Car Corporation.